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EXHIBIT  F

                                                                 April 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:    Columbia Energy Group, File No. 70-9575

Dear Sirs:

               As counsel for Columbia Energy Group ("Columbia"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act") I deliver to you this opinion for filing as Exhibit F to the Application-Declaration referenced above. Briefly stated, Columbia is seeking authority to invest in exempt wholesale generators and foreign utility companies in an amount up to 100% of its consolidated retained earnings as defined in Rule 53 under the Act.

         In connection with the above, I have examined:

-        the Application-Declaration, as amended; and

- such other documents, records and matters of law as I deemed necessary to enable me to render this opinion.

               Based upon the foregoing and relying thereupon, I am of the opinion that if the above-referenced transactions are consummated in accordance with the Application-Declaration:

- all state and federal laws applicable to the proposed transactions will have been complied with; and

- the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Columbia, or by any associate company thereof.

         I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                    Very truly yours,

                                    //s// Emanuel D. Strauss

                                    Columbia Energy Group Service Corporation




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